EXHIBIT 10.10

MASTER SOFTWARE LICENSE AGREEMENT

This Master Software License Agreement (“Agreement”) dated January 16, 2002 (“Effective Date”) is between Sprint Spectrum L.P., a Delaware limited partnership (“Sprint”) and Seven Networks, Inc. a Delaware corporation (“Licensor” or “Supplier”).

BACKGROUND

A.	Licensor is in the business of licensing Software Products and providing Services.

B.	Sprint and Licensor contemplate that they will enter into one or more Contract Orders for the license of Software Products or provision of Services or both.

C.	Sprint and Licensor desire to specify the standard terms that will apply to those Contract Orders.

AGREEMENT

1.0	Definitions

“Acceptance Tests” means those Software Product acceptance tests and testing criteria set forth and defined in each applicable Contract Order.

“Authorized Contractors” means Sprint’s third party contractors providing services to Sprint who are subject to written agreements no less restrictive or protective than the terms hereof. Sprint shall remain responsible for such Authorized Contractors’ compliance with the terms hereof.

“Authorized Equipment Manufacturer” means a third party authorized by Sprint and approved by Seven (such approval not to be unreasonably withheld or delayed) to install and distribute a Client Piece Link.

“Authorized User” means an individual who is a Sprint or Sprint Affiliate employee, Sprint customer or Sprint Affiliate customer who has registered to access Sprint or Sprint Affiliate services by accepting the terms and conditions of an end user license agreement no less restrictive or protective of Supplier than the end user license agreement that will be provided by Sprint and approved by Licensor.

“Backwards Compatible” or “Backwards Compatibility” means that the then current version of the Software Product will remain fully functional after installation of any Upgrades and the Software Product will lose no material functionality and will inter-operate with the immediate previous sequential version of the Software Product provided to Sprint.

“Client Piece” means the executable client software piece (if any) listed on the applicable Contract Order which is installed on an Authorized User system in order to access services provided using the applicable Software Product.

Sprint Proprietary Information

“Client Piece Link” means a link (specifically excluding the Client Piece) provided on media or installed on equipment which directs a customer to a Sprint controlled website where such user can register to become an Authorized User and download the applicable Client Piece after acceptance of an appropriate end user license agreement.

“Confidential Information” means (i) this Agreement and any other related agreement between the parties and the discussions, negotiations and proposals related to those agreements and (ii) any information exchanged in connection with this Agreement concerning the other party’s business including, without limitation, tangible, intangible, visual, electronic, written, oral, present, or future information such as: (w) trade secrets, (x) financial information and pricing, (y) technical information, such as research, development, procedures, algorithms, data, designs, and know-how, and (z) business information, such as operations, planning, marketing interests, and products. The Software Product and Documentation shall be considered the Confidential Information of Supplier.

“Contract Order” means an ordering document attached hereto describing the terms and conditions for license of a Software Product and/or Services which is executed by Licensor and Sprint or a Sprint Affiliate.

“Control” means (a) the power to vote 15% or more of the voting interests of an entity or (b) ownership of 15% or more of the beneficial interests in income or capital of an entity.

“Conversion Completion Date” will be set forth in a separate Contract Order in connection with Conversion of the System by Sprint.

“Conversion Milestones” means the key dates identified as milestones in a separate Contract Order in connection with Conversion of the System by Sprint.

“Conversion Services” means the Services described in the applicable Contract Order setting forth any such Conversion Services.

“Core Function” means the major functionality, original purpose, action or focus of the Software Product.

“Customization and Development Services” means those services provided by Supplier to Sprint to customize and/or develop the System, as may be requested by Sprint from time to time, in accordance with the Specifications and Development Milestones, as described in the applicable Contract Order(s) to this Agreement.

“CPU” or “Computer” or “Hardware” or “Hardware Operating System” or “Mainframe” means data processing hardware.

“Developed Program” means any scripts, templates, dialogues, interfaces or any other program or data produced by Sprint or its contractors through the use of a Toolkit.

Sprint Proprietary Information

“Documentation” means all user manuals, reference guides, brochures, installation manuals, release notes, error message manuals or other written documentation pertaining to the installation, use, features or performance of the Software Product provided by Licensor hereunder.

“Illicit Code” means any key, node, lock, time-out, “back door,” trapdoor,” “booby trap,” “drop dead device,” “data scrambling device,” or “Trojan Horse,” for enabling self-help, restraint, disabling program codes or other functions, whether implemented by electronic, mechanical or other means, which are intended to restrict use or access to any portion of any Software Product, data or information created by or accessed using the Software Product.

“Initial Term” means the initial term set forth in the applicable Contract Order, exclusive of any renewal terms.

“Licensor Personnel” means any employees, subcontractors or agents of Licensor who perform Services, act on Licensor’s behalf or are paid by Licensor in connection with this Agreement.

“Net Price” means the final price paid by any customer of Licensor, including Sprint, after all discounts, reductions, rebates and adjustments of any kind are applied.

“Schedule” means a document attached to this Agreement describing the scope of the license or the Support Services or other Services relating to the Software Product.

“Services” means any services related to the Software Product that Licensor may offer, such as Support Services, installation, training, professional consulting or development services.

“Software Product” means the computer software program licensed by Licensor to Sprint pursuant to a Contract Order, including any Upgrades and Documentation provided hereunder.

“Specifications” means the functionality of the Software Product that is necessary to perform its Core Function and materially meet the requirements in the Contract Order and Documentation.

“Sprint Affiliate” means (a) any entity, directly or indirectly, Controlling, Controlled by or under common Control with Sprint; (b) any entity that is authorized to sell telecommunication services under the “Sprint” or “Sprint PCS” brand name or any successor brand name(s); or (c) any entity to which any Sprint Affiliate, as defined in clause (i) or (ii) of this definition, is required by law, regulation or contract to provide services or products.

“Supplier Personnel” means employees and contractors of Supplier.

“Support Services” means maintenance and support for the Software Product, including the delivery of Upgrades, as further defined in the Support Services Schedule.

“System” means Supplier’s product as customized, developed, supplied and warranted under this Agreement, including, without limitation, all Software Products and Third Party Software Products (if any).

Sprint Proprietary Information

“Third Party Products” means the software and equipment provided by third parties required to use the Software Product, as more fully listed in the applicable Contract Order. Except as set forth in the applicable Contract Order, Sprint shall be solely responsible for acquiring the Third Party Products that Licensor notifies Sprint of in writing.

“Third	Party Software Product” means software that is licensed to Supplier by a third party.

“Toolkit” means the Software Product that permits Sprint’s customization or extension of the application software and/or production of Developed Programs and which is specifically identified as a “Toolkit subject to the provisions of Section 4.3 of the Master Software License Agreement” in the applicable Contract Order.

“Upgrades” means any and all upgrades, enhancements, modifications, patches, alterations, improvements, corrections, revisions, releases, new versions or any other changes to the Software Product or Documentation which Licensor makes generally commercially available including any sequentially numbered product releases (e.g. release of product version 1.1 to 1.2 or 1.0 to 2.0).

2.0	SCOPE

2.1	General

This Agreement sets forth the terms that apply to any Schedules attached to this Agreement and any Contract Orders Sprint may issue and Licensor may accept to purchase licenses or Services under a Schedule. All Schedules and Contract Orders specifically incorporate the terms of this Agreement

2.2	No Volume Commitment

This Agreement neither authorizes nor obligates Licensor to provide nor commits Sprint to order any Software Products or Services. Sprint makes no purchase commitment whatsoever, whether in terms of dollar volume, amount or type of Software Products or Services. Sprint’s issuance of an accepted Contract Order is Sprint’s agreement to pay for the Software Product licensed or Services purchased (or both) and Licensor’s agreement to provide the Software Product or Services (or both), in each case in accordance with this Agreement and the applicable Contract Order.

2.3	Forecasting

Sprint may provide non-binding forecasts for Software Products or Services to assist Licensor in planning. Any forecast will not be a Contract Order or otherwise considered a commitment by Sprint.

2.4	Sprint Services

Licensor may, at its option, use Sprint as its exclusive Supplier of telecommunications services. Sprint will provide the service at competitive prices based on Licensor’s volume. Licensor may, at its option, roll its telecommunications services to Sprint as its current commitments expire. Telecommunications services include voice (wireline and wireless), data, Internet connectivity, local, phone systems, teleconferencing and video.

Sprint Proprietary Information

3.0	Affiliate Transactions

Any Sprint Affiliate may issue a Contract Order under this Agreement. Licensor is obligated to provide the Software Product and Services to the Sprint Affiliate in accordance with this Agreement and the applicable accepted Contract Order.

All references to Sprint in this Agreement refer equally to Sprint or the Sprint Affiliate executing a particular Contract Order. Only the Sprint Affiliate executing the Contract Order incurs any primary obligation or liability to Licensor with respect to the particular Contract Order.

4.0	Grant of License

4.1	Right to Use.

Upon receipt of payment for the applicable Software Product, except as where otherwise provided, Licensor grants and Sprint accepts a perpetual, fully paid-up, irrevocable (subject to Section 11.3 and 11.6), nonexclusive, nontransferable except in connection with a valid assignment under this Agreement, worldwide right and license (without a right to sublicense) to:

(a)	install, execute, use, copy, test, display and perform in object code form only the Software Products and the Third Party Software Products as set forth in the Contract Order and related Documentation, only to provide Sprint services to the number of Authorized Users licensed and paid for by Sprint under the applicable Contract Order on systems which are (i) owned or controlled by Sprint, a Sprint Affiliate, Authorized Contractors and (ii) accessed by Sprint, a Sprint Affiliate or Authorized Contractor employees subject to written restrictions and obligations of confidentiality no less restrictive than the terms and conditions hereof . Unless otherwise specifically stated in the Contract Order, there is no restriction on the number of Authorized Users of the Software Product; and
(b)	distribute copies of the Client Piece to Authorized Users; and
(c)	distribute copies of the Client Piece Link to Authorized Equipment Manufacturers for installation and distribution on equipment used to access Sprint services.

For purposes of clarity, the licenses for Authorized Users purchased by Sprint under the applicable Contract Order shall be recyclable such that when an existing Authorized User account is terminated, the license for such Authorized User may be applied to a new Authorized User.

If Sprint acquires a company that has also licensed any Software Product (“Licensee”), Licensor will not unreasonably withhold its consent either to a transfer of the license agreement between Licensee and Licensor or a transfer of the licenses acquired under that agreement. Further, Licensor will not charge Licensee for granting such consent. At Sprint’s option, Sprint may convert any of Licensee’s licenses to licenses granted under this Agreement.

If Sprint divests a Sprint Affiliate or other portion of its business (“Divested Business”), such Divested Business will be entitled to continue using the Software Product for one year after the divestiture without either Sprint or the Divested Business incurring any additional license or other fees.

Sprint Proprietary Information

4.2	Trade-In Option

At any time during the Initial Term of the applicable Contract Order, if Licensor discontinues a Software Product, and provided that Sprint has remained current on all support and maintenance fees for the applicable Software Product, Sprint may trade in a Software Product license for a [* * *]. The trade-in [* * *] will be calculated by determining the [* * *].

4.3	Toolkits.

Licensor grants Sprint a perpetual, fully paid-up, irrevocable, nonexclusive, transferable, worldwide right and license to modify the Toolkit to create a Developed Program. To the extent a Developed Program contains all or any portion of a Software Product or Toolkit component, Sprint agrees that any sublicenses to the Developed Program will contain terms and conditions at least as restrictive as those generally set forth in this Agreement and agreements that Sprint uses to protect its own property. Sprint retains all right, interest in and title to the Developed Programs. Licensor retains all right, interest in and title to any Software Product or Toolkit components contained in the Developed Programs.

5.0	Scope of Use

5.1	Intentionally Blank.

5.2	Right to Use Core Function.

If Licensor deletes any Core Function from the Software Product and offers that Core Function in another product, Licensor will provide the portion of the other product containing the Core Function (or the entire product if the Core Function cannot be separated out) to Sprint at [* * *] under the terms of the applicable Contract Order and any applicable Support Services Schedule.

5.3	Right to Make Copies.

Licensor will provide Sprint with master copies of the Software Product and Documentation, from which Sprint may make a reasonable number of copies in order to provide the Sprint services. Master copies of software will only include Software Products that are licensed under this Agreement. Sprint will not remove or destroy any proprietary markings or proprietary legends placed on or contained within the Software Product or Documentation. Additionally, Sprint will reproduce and include Licensor’s proprietary and copyright notices on any copies of the Software Product and Documentation, including reproduction of the international copyright notice. Sprint will maintain complete records regarding the number and location of such copies, which will be available from time to time upon the request of Licensor.

5.4	Testing Copies.

Sprint has the right to make copies of and install, execute, use, copy, test, display and perform the Software Product for testing purposes including, without limitation (a) testing for date arithmetic functions; (b) testing of disaster recovery plan procedures and effectiveness and (c) testing to validate the Software Product before placing it on application development and production processors or placing it in a production environment.

*	This material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

5.5	Connecting CPUs.

Sprint may, without notice, for any reason and at no additional cost, connect CPUs in order to operate CPUs as a single CPU, such as the operation of parallel sysplex-compatible or CMOS-compatible operating systems or CPU configurations.

5.6	Relocation.

Sprint has the right to relocate the Software Product, either temporarily or permanently, at [* * *] and for any reason, to any CPU, system or site, whether or not in existence on the Effective Date, without notice to Licensor of such relocation. If Sprint maintains parallel operations in the process of relocating the Software Product, there will be [* * *] for the relocation for the period of time reasonably necessary to complete the relocation, provided such parallel operations do not exceed [* * *] days. For purposes of clarity, this Section 5.6 applies only to relocation by Sprint between Sprint facilities or other authorized contractor facilities and does not apply to the relocation of a Software Product from hosting provided by Seven.

5.7	Third Party Software Product.

Licensor will notify Sprint in writing if the Software Product contains any Third Party Software Product and will provide Sprint all license terms and conditions related to the Third Party Software Product before Licensor delivers or installs the Software Product.

5.8	Use Restrictions.

Sprint will not use or copy the Software Product except as expressly set forth in Sections 4.1 and 5.3. Sprint will use commercially reasonable efforts, which will be no less stringent than those efforts Sprint uses to protect its own software or other similar property, to prevent the Software Product from being used in any manner that would enable any third party to use the Software Product in violation of this Agreement. Except as otherwise expressly provided in this Agreement, a Schedule or the Documentation relating to Toolkits, Sprint shall not, and shall not allow third parties to, (a) modify, adapt, translate or create derivative works based in whole or in part on the Software Product, or to reverse compile or disassemble the Software Product or (b) use any Software Product, or transfer, transmit, export or re-export any Software Product or portion thereof in violation of any export control laws or regulations administered by the U.S. Commerce Department, OFAC, or any other government agency.

5.9	Title.

This Agreement does not grant Sprint title to, or rights of ownership in, the Software Product. All Software Products furnished by Licensor, and all copies made by or on behalf of Sprint, including any translations, compilations, modifications, derivatives and partial copies, and all Updates, are and will remain the property of Licensor.

5.10	Software Evaluation.

Upon request, Licensor will provide Sprint up to [* * *] copies of any Software Product at [* * *] solely for the purposes of evaluating or testing in a non-production environment for a limited period not to exceed [* * *] days. Sprint’s right to use a particular Software Product for evaluation or testing will

*	This material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

terminate after the evaluation is completed. Upon termination or expiration of the evaluation period, unless a Contract Order is issued, Sprint will return the Software Product being tested or evaluated to the Licensor or will de-install and remove the Software Product from Sprint’s premises.

6.0	SUPPLIER SERVICES/SYSTEM

6.1	Scope of Services.

a.	Supplier Services. Sprint and Sprint Affiliates provide critical communications services to their respective customers (collectively, “Sprint Customers” and each, a “Sprint Customer”). Sprint desires to obtain from Supplier a service consisting of (i) the ability to perform the Services set forth in the Contract Order(s) to this Agreement (the “Current Supplier Services”), and (ii) other tools and services that the Parties may agree to from time to time during the Agreement term, as shall be set forth in a Contract Order (“Future Supplier Services” and, together with the Current Supplier Services, the “Supplier Services”).

b.	The System. Supplier will furnish, test, develop and customize the System as set forth in the applicable Contract Order and any other Services agreed to from time to time in a manner consistent with the Specifications and provisions of this Agreement.

c.	Intentionally Blank.

d.	Branding of the Supplier Services. Sprint will have the full power and sole authority to name the services that will be offered to Sprint Customers. The Supplier Services will be branded by Sprint and will have customized user interfaces in accordance with Contract Orders to this Agreement.

6.2	Required Documentation.

Prior to the delivery of any Software Product or Services, Supplier will deliver or cause to be delivered to Sprint or the applicable Sprint Affiliate a copy of all Documentation (and thereafter any updates to the Documentation) in electronic copy format at no additional charge to Sprint. Supplier consents to the reproduction of the Documentation by Sprint and applicable Sprint Affiliates in accordance with the terms of this Agreement, provided that all such copies shall be marked as Supplier confidential/proprietary information.

6.3	Provision of Services.

Each future provision of Services will be agreed upon in a Contract Order to this Agreement.

Sprint Affiliates and other business divisions of Sprint, may require Supplier Services. Supplier will so provide any and all Products and/or Services to the Sprint Affiliates as agreed to by the parties and in accordance with the terms of this Agreement.

6.4	Customization and Development Services.

(a)	General. Commencing on the Effective Date and except as otherwise provided in this Agreement, Supplier will develop the System on its own premises, using its own systems, Products and Supplier Personnel, as well as any Third Party Products, in accordance with the Specifications, the Development Milestones, and Service Levels agreed to in the applicable Contract Order.

Sprint Proprietary Information

(b)	Customization and Development Services Proposals. Sprint may, from time to time, request that Supplier perform Customization and Development Services. As soon as practicable, but not later than [* * *], after definition of requirements from Sprint and as part of the Services, Supplier will provide to Sprint (i) a written description of the work Supplier anticipates performing in connection with the Customization and Development Services, (ii) a schedule for commencing and completing such work, and (iii) the number of person hours expected to be expended. In the event Sprint elects to have Supplier perform Customization and Development Services, Sprint and Supplier will execute a Contract Order therefor. Sprint and Supplier will not incur any liability until a properly executed Contract Order has been signed.

(c)	Customization Reports. For each Contract Order under this Agreement, Supplier must provide Sprint weekly a written report that includes, without limitation, (i) an updated schedule of work for each Specification, (ii) identification of all problems identified that may impact schedule, functionality or performance, (iii) proposed recovery method to meet schedule, functionality or performance requirements, (iv) a schedule of Acceptance Tests to be performed, and (v) the amount of development hours actually spent for a Specification and the hours required for completion. Supplier must separately and immediately report in writing any material errors discovered in the Supplier Services and any circumstances that may lead to a delay in the Development Milestones or affect functionality or performance of the System.

(d)	General Participation Right. In order to ensure the timely development of the System and effect the purposes of this Agreement, Sprint will have the right, but not the obligation, to have its personnel participate in, to the extent Sprint deems necessary, all aspects of all Services. Sprint, at its option and cost, may designate third-party developers to participate in the Customization and Development Services. Supplier shall have the right to require such developers to execute confidentiality agreements, and to approve any developers that Sprint provides, but Supplier will not unreasonably withhold or delay its consent. Supplier will work with Sprint in identifying the requisite skills for those developers. Sprint shall have the right to allow such developers to access application program interfaces provided by Licensor for such integration purposes. Notwithstanding the foregoing, Supplier shall have no obligation to make facilities or technology (including software source code and any proprietary tools, routines and other information) available to the extent reasonable to protect the Confidential Information of Licensor. The provisions of the applicable Contract Order shall be equitably adjusted to account for any increase in cost or delay due to participation by Sprint or its third-party developers.

6.5	Training.

Supplier will provide Sprint with training in accordance with the Contract Order.

6.6	Open Standards.

(a)	Browsers. The Software Product is designed to function with the browsers listed in the applicable Specifications, as such list may be supplemented from time to time. In cases where Supplier

*	This material has been omitted pursuant to request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

Personnel or subcontractors are installing Software Products in the System, such individuals will not manually or otherwise set the home page URL to any particular browser without Sprint’s prior written consent. Supplier shall not be obligated to maintain or support compatibility with browsers or formats which Sprint ceases to support or offer.

(b)	Other Applications. Supplier will, at all times during the Agreement, support the open standards for interfacing the Software Products with electronic mail, calendar and address book and other applications that are listed in the applicable Specifications, as such listed may be updated from time to time. Supplier shall not be obligated to maintain or support compatibility with applications which Sprint ceases to support or offer.

7.0	SOFTWARE PRODUCT DELIVERY-INSTALLATION ACCEPTANCE

7.1	Delivery.

Licensor will deliver the Software Product to Sprint in accordance with the delivery terms and conditions set forth in the Contract Order.

7.2	Licensor Installation and Sprint Acceptance.

If Sprint requests Licensor to install the Software Product, installation terms and conditions, including fees, and acceptance mechanism will be specified in the Contract Order.

7.3	Sprint Installation and Sprint Acceptance.

If Licensor does not install the Software Product, then the applicable Contract Order shall set forth the terms and conditions for installation and acceptance.

8.0	SERVICES

8.1	Support Services

The applicable Contract Order sets forth the terms that apply to the Support Services to be provided by Licensor.

8.2	Training Services

The applicable Contract Order sets forth the terms that apply to the training Services to be provided by Licensor.

8.3	Professional Consulting Services

The applicable Contract Order sets forth the terms that apply to the professional consulting Services to be provided by Licensor

9.0	RATES, INVOICING AND PAYMENT TERMS

9.1	Rates.

Sprint Proprietary Information

Sprint will pay Licensor the rates set forth in the applicable Contract Order for the Software Product and any Services. Licensor [* * *] of a Software Product or Support Services during the term of this Agreement [* * *].

9.2	Expenses

Sprint will reimburse Licensor for travel, living, and other expenses if they are (i) authorized in the Contract Order, (ii) reasonably incurred and documented, and (iii) in conformance with Sprint’s travel and reimbursement policy set forth below:

a)	Sprint will reimburse Licensor only for expenses if Licensor submits the expense report for reimbursement to Sprint within [* * *] after the relevant expenses are incurred.

b)	Licensor must book all travel arrangements, including, without limitation, air travel, vehicle rentals and hotel accommodations, through the Sprint Business Travel Center by calling [* * *]. All air travel must be coach or economy. When making travel arrangements, Licensor must identify itself as a supplier for Sprint.

c)	Sprint will reimburse Licensor for use of a personal vehicle for business purposes at the rate set forth in the IRS regulations in effect at the time the expense is incurred. Sprint will not reimburse Licensor for personal expenses, including, without limitation, phone calls, meals and vehicle use not related to the Services or Products supplied under this Agreement.

d)	For reimbursement, Licensor must submit, as applicable, the following in Licensor’s expense report: (i) passenger flight coupon and travel itinerary, (ii) the original receipt for meals and parking and toll fees, in excess of [* * *] (tear tab receipts are not accepted), (ii) the original receipt for hotel accommodations, vehicle rental costs, fuel costs for rental vehicle usage, parking fees and toll fees (regardless of the amount).

9.3	Taxes, Duties and Fees.

Any local, state or federal sales, use or other excise taxes imposed upon the fees to be paid by Sprint for the Software Product or Services are not included in the fees contained in the Contract Order. Such tax will be separately stated on the invoice and will be paid by Sprint in addition to the fees or other compensation owed to Licensor. Licensor will not prepay any taxes without giving Sprint the right to contest the tax. If Sprint is exempt from taxation for the Software Product, it will submit an exemption certificate to License.

9.4	Invoicing and Payment.

Supplier must send invoices to the following address:

Sprint Spectrum L.P.

[* * *]

Each invoice must include the contract number that Sprint assigns to this Agreement and the Contract Order number. Sprint may specify additional invoicing instructions on the Contract Order. Unless otherwise provided in the Contract Order, Supplier may not invoice Sprint until [* * *] under the

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

applicable Contract Order. Sprint will pay [* * *] amounts within [* * *] days after receiving Licensor’s invoice. Sprint will pay

[* * *] amounts, [* * *] within [* * *] days after [* * *]. If any payment becomes past due, Licensor agrees to give Sprint notice of such delinquency.

9.5	[* * *]

Sprint has the right to [* * *] Licensor to [* * *] under this Agreement or any other agreement [* * *] under this Agreement or any other agreement.

9.6	No Payment in the Event of Material Breach

Sprint may suspend any payment under this Agreement or the applicable Contract Order if Licensor materially breaches this Agreement, or Contract Order until such time as the breach has been cured.

9.7	Prompt Invoicing

Supplier must invoice Sprint promptly and may not (i) invoice Sprint more than [* * *] after Supplier is permitted to issue an invoice for Services or Software Products or both under this Agreement (“Late Invoices”) or (ii) make a claim for payment related to any already issued invoice more than [* * *] after the invoice date (“Late Claims”). Sprint is not obligated to pay Late Invoices or Late Claims and Supplier waves all rights and remedies related to Late Invoices and Late Claims.

9.8	Electronic Transactions

Sprint and Licensor may agree to facilitate electronic ordering, invoicing and payment through either the use of an electronic data interchange or an Internet-based e-commerce solution.

10.0	[* * *]

10.1	Price

Throughout the term of this Agreement, the [* * *] by Sprint for the Software Product and Services [* * *] software products that Licensor [* * *] for use to provide [* * *] services [* * *] that purchase the [* * *] terms and conditions [* * *].

If the [* * *] for such software products [* * *] with respect to any such Software Products invoiced to Sprint beginning at the time

[* * *]. In addition, such [* * *] Software Products during the remainder of the term of this Agreement [* * *] remain in effect, subject to future [* * *] under this Agreement.

All invoices to Sprint for such Software Products to which the [* * *]. Sprint will receive [* * *].

On an [* * *] basis throughout the term of this Agreement commencing [* * *], Licensor will [* * *] of all software products [* * *] in the preceding year and deliver to Sprint a [* * *]. The [* * *] will affirm that Sprint’s Software Product [* * *] subject to the foregoing paragraphs conform to Section10.0. The [* * *] will be provided to Sprint within [* * *] days after the [* * *] of the Effective Date. In addition, Sprint has the right, at its expense, to have an independent third party accountant of national reputation conduct an annual audit under Section 10.0 to establish Licensor’s compliance with this Section upon [* * *] days’ notice; provided that in the event the independent audit reveals a breach of the [* * *] requirements

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

described in this Section 10.1 that Licensor will pay all reasonable expenses of the independent auditor associated with the audit. Such accountant shall be subject to terms of confidentiality with Supplier which shall provide that any agreement terms and pricing information provided by Supplier shall not be disclosed to Sprint or otherwise.

10.2	Supply and Shipping Status

Sprint will receive [* * *] of availability, shipping, and delivery of Software Products and Services. If Supplier [* * *] for particular Software Products and Services, Sprint will have [* * *] who are [* * *] of the particular Software Products and Services.

11.0	Term And Termination

11.1	Term.

The initial term of this Agreement begins on the Effective Date and expires 3 years after the Effective Date. The term of this Agreement will be automatically renewed on a year-to-year basis, unless either party gives notice of its intent not to renew at least 1 year before the expiration of the period of Assured Support Service as defined in the Support Services Schedule.

All license rights granted pursuant to any Contract Order are perpetual and survive the termination of this Agreement except as set forth in Section 11.6 below. The terms of this Agreement will continue in effect for any Contract Order or other Schedule that is outstanding at the time of termination of this Agreement. In spite of the termination of this Agreement, Sprint can continue to purchase Support Services under the terms of this Agreement as long as the Support Services or similar services are available pursuant to the terms of the applicable Contract Order.

11.2	Termination for Convenience.

Sprint may terminate this Agreement, any Schedule or Contract Order at any time without liability, except as provided in Section 11.6, by providing a termination notice to Licensor. Unless otherwise provided in the notice, the termination is effective [* * *] days after the date of the notice. Subject to the payment of all fees and compliance with all applicable terms and conditions, any perpetual license will survive the termination of a Schedule or Contract Order.

11.3	Termination for Cause.

If a party materially breaches this Agreement, a Schedule or Contract Order, the other party must give the breaching party a material breach notice, identifying the action or inaction that is the basis of the breach. The party that gave the breach notice may terminate this Agreement or the affected Schedule or Contract Order if the breaching party has not cured the breach within [* * *] days after the date of the breach notice. Any perpetual licenses paid for by Sprint up to the date of termination will survive any breach of this Agreement, a Schedule or a Contract Order provided that Sprint is and remains in compliance with Sections 5.8 and 18, otherwise the licenses shall terminate. In the event that Sprint terminates a Contract Order, Sprint shall have the option to complete the payments set forth in the applicable Contract Order for

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

the number of licenses associated with such payments within [* * *] days following such termination, and any such additional perpetual licenses paid for by Sprint will survive termination of this Agreement, or the applicable Contract Order, provided that Sprint is and remains in compliance with Sections 5.8 and 18. No breach under this Agreement, a Schedule or Contract Order will constitute a breach under any other agreement, license or schedule between the parties. Unless otherwise provided in the notice or unless the breach has been cured, the termination is effective [* * *] days after the date of the notice.

11.4	Termination for [* * *]

Sprint may, at any time and without liability, provide a notice of termination of this Agreement to Licensor if (i) Licensor [* * *] any person, or (ii) any person or group [* * *] (any person or group [* * *] under (i) or (ii) will be referred to as the “Licensor’s”), unless (A) Licensor’s [* * *] will have agreed to [* * *], or Licensor agrees to [* * *] of Licensor under this Agreement; and (B) Sprint will have [* * *], based solely on the [* * *], which shall not be [* * *] than Licensor immediately prior to such [* * *] and will be determined by generally accepted principles, of Licensor’s [* * *]. Notwithstanding any statement in this Section 11.4, Sprint may terminate this Agreement under this Section 11.4 if (X) [* * *], as reasonably determined by Sprint, or (Y) [* * *] Sprint or a Sprint Affiliate. Licensor must give Sprint notice promptly following any [* * *] as described in this Section 11.4 unless prohibited by applicable laws. Unless otherwise provided in the notice of termination, Sprint’s termination is effective [* * *] days after the date of the notice of termination. Any perpetual license will survive any termination of this Agreement, a Schedule or a Contract Order provided that Sprint is and remains in compliance with all payment obligations and Sections 5.8 and 18

11.5	Termination for Financial Instability

If Supplier becomes Insolvent, Sprint may terminate this Agreement without liability with at least [* * *] days’ notice to Supplier. “Insolvent” means: (i) Supplier does not meet its undisputed obligations, including judgments, to third parties as those obligations become due, (ii) Supplier’s stock is removed or delisted from a trading exchange, (iii) Supplier’s long term debt goes on a watch or warning list, or (iv) Supplier’s long term debt rating is downgraded more than two levels from its debt rating as of the Effective Date.

11.6	Effect of Termination.

Termination of this Agreement is without prejudice to any other right or remedy of the parties. Termination of this Agreement for any cause does not release either party from any liability which, at the time of termination, has already accrued to the other party, or which may accrue in respect of any act or omission prior to termination or from any obligation that is expressly stated to survive the termination. Any perpetual license will survive termination of this Agreement, a Schedule or a Contract Order unless Sprint is not compliance with all payment obligations and Sections 5.8 and 18, in which case the licenses granted shall terminate. Any termination of this Agreement under Section 11.2 or by Supplier under Section 11.3, by itself, shall not relieve Sprint of its obligation to pay any license, support and services fees set forth in a Contract Order. Upon such termination, Sprint shall pay any outstanding amounts within [* * *] days following the date of such termination.

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

12.0	OWNERSHIP

12.1	Sprint-Owned Property.

All tangible and intangible items or information that Licensor receives from Sprint or from a third party on behalf of Sprint, in whole or in part, by Sprint, is the property of Sprint (“Sprint-Owned”). Licensor must return all Sprint-Owned property to Sprint upon Sprint’s request, or upon the termination or expiration of this Agreement, whichever is earlier. Licensor is responsible and must account for all Sprint-Owned property, and bears the risk of loss while the property is in Licensor’s possession. Sprint-Owned property may only be used in connection with Licensor’s performance of its obligations under this Agreement. Sprint may inspect any agreements and associated records including, without limitation, invoices by which Licensor acquires Sprint-Owned property from, or on behalf of, Sprint pursuant to this Agreement.

12.2	Developed Property.

Except as set forth in the applicable Contract Order, Licensor hereby assigns and agrees to assign and disclose to Sprint all intellectual property generated, conceived or developed under this Agreement including, without limitation, all work in progress, any inventions conceived or reduced to practice and any resulting patents, except that Licensor shall retain all right, title and interest in Developer Stock. “Developer Stock” means any preexisting intellectual property of Licensor, any intellectual property not developed under this Agreement, and all generally applicable modifications thereto. Any works of authorship under this Agreement other than Developer Stock in any form of expression including, without limitation, manuals and software, are works for hire and belong exclusively to Sprint. If, by operation of law, the ownership of such works for hire do not automatically vest in Sprint, Licensor will take necessary steps to assign ownership to Sprint. Licensor will provide reasonable assistance to Sprint to secure intellectual property protection, including, without limitation assistance in the preparation and filing of any patent applications, copyright registrations, and the execution of all applications, assignments or other instruments for perfection or protection of title at Sprint’s expense. Licensor will pay Licensor Personnel any compensation due in connection with the assignment of any such intellectual property or invention developed under this Agreement. Licensor warrants to Sprint that Licensor’s Personnel are and will continue to be subject to agreements that will secure Sprint’s rights under this Section 12.0 throughout the term of this Agreement.

13.0	Licensor Warranties

Licensor	warrants the following:

13.1	Software Product Warranty.

For [* * *] days from the earlier of the [* * *] (as defined in the applicable Contract Order) or Sprint’s [* * *] (the “Warranty Period”), the Software Product will:

a)	materially conform to the Specifications;
b)	perform and process date arithmetic and date/time data in a consistent and accurate manner, accepting and responding to two-digit year-date input, correcting or supplementing as necessary, and in a manner that is unambiguous as to century; and

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

c)	to the extent the Software Product is used in combination with other Sprint software, hardware or firmware approved in the applicable Documentation and Specifications, the Software Product will properly interoperate with such software, hardware or firmware, including without limitation, the exchange of date/time data.

If Licensor receives notice during the Warranty Period that the Software Product contains a Severity Level 1 Error (as defined in the applicable Contract Order), and Supplier has not, through the exercise of reasonable effort, corrected such error within [* * *] days of receiving notice of such nonconformance, then Sprint has the right to cease using and return the Software Product, at Licensor’s expense, and receive a full refund for any amounts paid for the Software Product. Licensor may be permitted to correct any nonconformity in the Software Product reported by Sprint during the [* * *] day warranty period, even if the period to perform those corrections extends beyond the [* * *] day warranty period. Sprint’s sole and exclusive remedy for the breach of this warranty is as stated in this Section 13.1.

13.2	No Restrictions Warranty.

a)	Licensor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the full power and authority to enter into this Agreement and grant a license to Sprint for the Software Product
.
b)	If any part of the Software Product contains Third Party Software Product, Licensor has the full power and authority to sublicense the Third Party Software Product as part of its license grant to Sprint for the Software Product except as set forth in the applicable Contract Order.

c)	Licensor is not bound by any agreements, obligations or restrictions and will not assume any obligations or restriction or enter into any other agreement that would interfere with its obligations under this Agreement.

d)	There are no pending actions or proceedings in law, equity, arbitration or any other tribunal challenging or affecting any right, title or interest granted to Sprint and Licensor is not aware of any unasserted claims that might affect Sprint’s rights under this Agreement or Licensor’s ability to grant the rights or perform its obligations under this Agreement.

e)	Neither Licensor’s nor Sprint’s exercise of any rights under this Agreement will infringe, misappropriate or otherwise violate any intellectual property right worldwide or other right of any third party worldwide, including property, contractual, employment, copyright, patent, trade secret, trademark or nondisclosure rights. Sprint’s sole and exclusive remedy for a claim of infringement of any third party rights shall be the indemnity set forth in Section 13 below.

f)	The execution and performance of this Agreement will not violate or cause a breach of any law, regulation, order or award of any governmental authority or any arbitrator and will not require any consent, authorization or filing of a registration with any governmental authority.

13.3	Compatibility Warranty.

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

The Software Product will be compatible with any Upgrade so that no changes or alteration to any data, interfaces, programs, operating systems, operating environments or other equipment or information are required to obtain the full functionality, performance and compliance with the Specifications that was obtained before the installation of the Upgrade. The Software Product will be Backwards Compatible with all Upgrades.

13.4	Assured Availability Warranty.

Support Services will be available for at least the period set forth in the applicable Support Services Schedule. Licensor will give Sprint [* * *] notice before terminating Support Service of a Software Product. If Licensor develops a new or replacement product (“New Product”) for the Software Product and chooses not to continue to support the Software Product beyond the support obligation contained in this Agreement, Sprint has the right to license the New Product under the terms and conditions of this Agreement, subject to payment of a license fee to Licensor for such New Product. Sprint will receive the same [* * *] for the New Product as it receives for the Software Product. Sprint will receive a [* * *] the New Product license fee [* * *] for the Software Product.

13.5	No GNU Public License.

The Software Product will not contain any software that refers to or is based upon a license from GNU Public License or the Free Software Foundation or that is “copylefted.”

13.6	No Illicit Code Warranty.

The Software Product will not: (a) contain any hidden files (not including “cookies” stored by a user’s browser); (b) replicate, transmit or activate itself without control of a person operating the computing equipment on which it resides; (c) be designed to alter, damage or erase any data or computer programs without control of a person operating the computing equipment on which it resides; and (d) contain any Illicit Code. If any Software Product contains any Illicit Code, then notwithstanding anything to the contrary in this Agreement, Licensor will be in breach and no “right to cure” period will apply. Sprint reserves the right to pursue any available civil or criminal action against Licensor for violation of this provision. To protect Sprint from any damages that may be intentionally or unintentionally caused by the introduction of Illicit Code to Sprint’s computer network, Licensor will not install, use or execute any software on any Sprint CPUs without Sprint’s written approval. Licensor acknowledges that it does not have any right to electronically repossess or use any self-help related to the Software Product.

13.7	No Virus Warranty.

To Supplier’s knowledge after testing using industry leading virus check software, the Software Product will be free from any faults, defects, viruses, worms, disabling programming codes, instructions or other such items (“Virus”) that may threaten, infect, damage, disable or otherwise interfere with the permitted use of the Software Product. Licensor will test each element of the Software Product, including any Upgrades, prior to delivery to Sprint to ensure that it is free of any Virus. If Sprint notifies Licensor that it has been informed or has reason to believe that a Virus has infected a Software Product, Licensor will promptly assist and work continuously with Sprint, at Sprint’s direction and at no charge, until, in Sprint’s determination, the Virus has been eliminated.

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

13.8	Media Warranty.

All tapes, diskettes or other media delivered to Sprint will be free of defects in materials and workmanship under normal use for a period of [* * *] days following installation. During the [* * *] period, Sprint may return the defective media to Licensor and Licensor will promptly replace it without charge to Sprint.

13.9	Support Services Warranty.

Each Licensor Personnel assigned to render Support Services has the proper expertise, skills, training and professional education to perform the services required under this Agreement in a professional manner and consistent with applicable industry standards. The Support Services will be provided in a workmanlike manner, free from defects in design, materials and workmanship.

13.10	Licensor Personnel Warranty.

To the best of Licensor’s knowledge, after investigation, neither Licensor nor Licensor Personnel performing Services, has any existing obligation and no claim has been made that the Software Product or Services infringe upon the rights of third parties (including such rights as property, contractual, employment, trademark, trade secrets, copyright, patent, proprietary information and non-disclosure rights) that might affect Licensor’s ability to fulfill its obligations under this Agreement.

13.11	Permits and Licenses.

Licensor will obtain and keep current, at Licensor’s expense, all governmental permits, certificates and licenses (including professional licenses, if applicable) necessary for Licensor to perform its obligations under this Agreement.

EXCEPT FOR THE WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT, LICENSOR PROVIDES ALL PRODUCTS AND SERVICES “AS IS” WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

14.0	Indemnity

14.1	Licensor’s General Third Party Indemnification.

Licensor will indemnify and defend Sprint, Sprint Affiliates and their respective directors, officers, agents and employees (each, a “Sprint Indemnitee”) from and against all claims, damages, losses, liabilities, costs, expenses and reasonable attorney fees (collectively “Damages”) arising out of a claim by a third party against a Sprint Indemnitee for (a) injury to persons (including libel, slander or death) or, except as provided below in Section 14.4, loss or damage to tangible property (excluding loss of data), in either case, to the extent resulting from any act or omission of Licensor; (b) violations of applicable laws by Licensor or Licensor Personnel or (c) claims related to the payment of compensation, employment taxes and benefits in connection with the performance of Support Services by Licensor Personnel.

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

14.2	Sprint’s General Third Party Indemnification.

Sprint will indemnify and defend Licensor, its affiliates and their respective directors, officers, agents and employees (each, a “Licensor Indemnitee”) from and against all Damages arising out of a claim by a third party against a Licensor Indemnitee for injury to persons (including libel, slander or death) or loss or damage to tangible or intangible property, in either case, to the extent it results from any act or omission of Sprint.

14.3	No Liability for Specifications.

Sprint does not warrant that any general specifications for software development it provides to Licensor do not infringe on the intellectual property rights of any third party. Sprint will not indemnify Licensor for any infringement claims of third parties based on any specifications supplied by Sprint. If, at any time during the process of software development, either party learns that compliance with Sprint’s specifications may result in a claim of infringement by a third party, the party with such knowledge will promptly inform the other party. If the parties determine that compliance with the specifications poses a substantial risk of a third party infringement claim, Licensor will discontinue developing the software according to those specifications and the parties will mutually agree on new non-infringing specifications.

14.4	Intellectual Property Infringement Indemnification.

Licensor will indemnify and defend the Sprint Indemnitees from and against all Damages arising out of any claim by a third party against a Sprint Indemnitee that the Software Product, any Services or any resulting use, sale or license of any Software Product or Services constitutes an infringement of any patent, trademark or copyright of any country or the misappropriation of any trade secret. The foregoing obligation of indemnification shall not apply to the extent that such claim is due to products or services (i) that are developed according to detailed Specifications provided by Sprint, unless Licensor knows, or has reason to know without conducting any patent search or other investigations, that such Specifications provided by Sprint will, or are likely to, infringe any patent (ii) that are modified without authorization, (iii) combined with other products, processes or materials not approved by Licensor, or reasonably contemplated by the parties, where the alleged infringement relates to such combination, or (iv) where Sprint continues allegedly infringing activity after being notified thereof and being provided with modifications that would have avoided the alleged infringement. If Sprint’s right to sell, use or license the Software Product or Services is enjoined, Licensor must, at Licensor’s option and expense, either:

a)	procure for Sprint and its customers the continued right to use the Software Product or Services or both;

b)	replace the Software Product or Services or both with functionally equivalent non-infringing Software Product or Services;

c)	modify the Software Product or Services so they become non-infringing without changing their Core Function or intended functionality;

d)	remove the Software Product or discontinue Services and refund the price paid by Sprint for the enjoined Software Product or Services if such use is enjoined during the applicable Initial Term, or the amortized price paid by Sprint for the Software Product if such use is enjoined after the applicable Initial Term.

Sprint Proprietary Information

In the event that a Sprint customer seeks indemnification from a Sprint Indemnitee or Licensor for a claim by a third party because the Software Product, any Services or any resulting use of any Software Product or Services constitutes an infringement of any patent, trademark or copyright of any country or the misappropriation of any trade secret not otherwise excluded in this Section 14.4 above, then Sprint shall have the right to tender such claim to Licensor. Subject to Section 14.5, Licensor will indemnify and defend the Sprint customer from and against all Damages resulting from such claim. The foregoing is not intended to, and shall not, create any rights enforceable by a customer as a third party beneficiary.

14.5	Indemnification Procedures.

Promptly, upon becoming aware of any matter that is subject to the provisions of Sections 14.1, 14.2 or 14.4 (a “Claim”), the party seeking indemnification (the “Indemnified Party”) must give notice of such Claim to the other party (the “Indemnifying Party”), accompanied by copies of any written documentation regarding the Claim received by the Indemnified Party.

The Indemnifying Party has the right, at its option, with its own counsel and at its own expense, to compromise or defend any such Claim. The Indemnified Party has the right, at its option, to participate in the settlement or defense of any Claim being handled by the Indemnifying Party, with its own counsel and at its own expense; but the Indemnifying Party will have the right to control such settlement or defense. The Indemnifying Party will not enter into any settlement that imposes any liability or obligation on the Indemnified Party or contains any admission or acknowledgement of wrongdoing (whether in tort or otherwise) without the Indemnified Party’s prior written consent. The parties will cooperate in any such settlement or defense and give each other full access to all relevant information.

If the Indemnifying Party fails to notify the Indemnified Party of the Indemnifying Party’s intent to take any action within 30 days after receipt of a notice of a Claim or fails to proceed in good faith with the prompt resolution of the Claim, the Indemnified Party, with prior written notice to the Indemnifying Party and without waiving any rights to indemnification, may defend the Claim without the prior written consent of the Indemnifying Party. The Indemnifying Party will reimburse the Indemnified Party on demand for all Damages incurred by the Indemnified Party in defending and settling such Claim.

Neither party is obligated to indemnify and defend the other with respect to a Claim (or portions of a Claim): (i) if the Indemnified Party fails to notify the Indemnifying Party of such Claim promptly and to provide reasonable cooperation and information to defend or settle the Claim and (ii) if, and only to the extent that, the failure materially prejudices the Indemnifying Party’s ability to satisfactorily defend or settle the Claim.

15.0	LIMITATION OF DAMAGES.

NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR (A) CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, OR (B) FOR ANY AMOUNTS IN EXCESS OF THE FEES PAID OR PAYABLE TO LICENSOR FOR ANY CAUSE OF ACTION, WHETHER IN CONTRACT, TORT OR OTHERWISE, EXCEPT FOR:

a)	DAMAGES (AS DEFINED IN SECTION 14.1) FOR WHICH A PARTY HAS AN OBLIGATION OF INDEMNITY UNDER THIS AGREEMENT;
b)	ANY GROSSLY NEGLIGENT, WILLFUL OR FRAUDULENT ACT OR OMISSION; OR

Sprint Proprietary Information

c)	ANY BREACH OF SECTIONS 5.8, 13.6, 14.0, 18.0, OR 21.10.

CONSEQUENTIAL DAMAGES INCLUDE, BUT ARE NOT LIMITED TO, LOST PROFITS, LOST REVENUES AND LOST BUSINESS OPPORTUNITIES, WHETHER OR NOT THE OTHER PARTY WAS OR SHOULD HAVE BEEN AWARE OF THE POSSIBILITY OF THESE DAMAGES.

16.0	Source Code Escrow

16.1	Deposit of Software Product.

Within [* * *] days of Sprint’s acceptance of the Software Product, as such acceptance is outlined in the applicable Contract Order, Licensor will, at Licensor’s sole expense, deposit the source code of the Software Product with a mutually acceptable independent escrow agent under a written escrow agreement (“Escrow Agreement”) consistent with the terms of this Agreement and signed by Sprint and Licensor. DSI shall be deemed to be a mutually acceptable independent escrow agent. Additionally, Licensor will automatically deposit the source code of any Upgrades of the Software Product. The escrow agent will give Sprint written notice of any deposit by Licensor and any failure by Licensor to pay any escrow fees and expenses. At Sprint’s request and expense, the escrow agent will also certify that the deposit meets the technical requirements set forth in the Escrow Agreement, including tests of the deposited Software Product. The source code delivered to the escrow agent will be in a form suitable for reproduction by Sprint. Each source code deposit will comprise: (i) the full source code language statement, (ii) all third-party software used in support and maintenance or enhancement of the deposited Software Product, (iii) the complete Software Product and Documentation, and (iv) all other materials necessary to allow a reasonably skilled third-party programmer to maintain, modify or enhance the deposited Software Product without the assistance of any other person or the reference to any other material.

16.2	Release of Deposit.

The Escrow Agreement described in this Section 16.0 will provide that if any of the following events occur, Sprint may give written notice to Licensor or the escrow agent, specifying the event, and the escrow agent will promptly deliver to Sprint all deposited Software Product source code and related escrowed materials for the affected Software Product:

a)	After receiving at least [* * *] days’ notice, Licensor is unable or unwilling to [* * *] (as defined in the applicable Contract Order) that prevents the Software Product from [* * *].
b)	Licensor has provided notice to Sprint that it plans to [* * *], which Supplier is obligated to provide under the applicable Contract Order.
c)	Licensor is unable or unwilling to provide the [* * *] or provide the [* * *] which Licensor is obligated to provide hereunder.
d)	Any [* * *] the Software Product, without the prior written consent of Sprint, only if such [* * *] under this Agreement and such [* * *] is not capable of providing the [* * *] and does not meet the [* * *] contained in this Agreement.

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

e)	Licensor makes a general assignment for the benefit of creditors, or becomes the subject of a voluntary or involuntary petition in bankruptcy which is not dismissed within 60 days, or if a receiver, trustee, or custodian is appointed for Licensor’s business, or if Licensor’s assets become subject to any proceedings under any bankruptcy or insolvency law which is not dismissed within 60 days, or if Licensor has wound up or liquidated its business.

f)	If Licensor or its successors or representatives, including any bankruptcy trustee, rejects or terminates this Agreement under Title 11, § 365 of the United States Code, or any replacement provision therefor, Sprint has the right to retain all or any portion of its rights under this Agreement and any supplementary agreement including, but not limited to, the Escrow Agreement. Sprint’s rights include, but are not limited to, all rights to continue to use (as set forth in Section 16.3), and have access to, all deposited Software Product source code and related escrowed materials, including, upon written request by Sprint, the right to obtain all current and/or deposited Software Product source code and related materials from both the Licensor (or its trustee in bankruptcy) and the escrow agent immediately upon such rejection or termination.

g)	If Licensor or its successors files or becomes the subject of an involuntary petition in bankruptcy which is not dismissed within 60 days, then unless and until Licensor (or its trustee in bankruptcy, if one has been appointed) rejects this Agreement, Licensor (or its trustee in bankruptcy) will (i) perform all obligations of Licensor under this Agreement, (ii) provide Sprint with all current and/or deposited Software Product source code and related materials (whether or not such Software Product source code has been delivered to the escrow agent) and (iii) not interfere with the release of the deposited Software Product source code and related escrowed materials by the escrow agent to Sprint.

16.3	Future assurances

In conjunction with a distribution of the source code escrow described in Section 16.0, Licensor grants to Sprint the perpetual right and license to use, modify, disassemble and enhance the released source code of the Software Product licensed by Sprint under the restrictions set forth in Section 5.0 solely for use by Sprint in order to perform the maintenance and support services which Licensor is obligated to provide under this Agreement, and Licensor agrees that the rights and licenses granted to Sprint are licenses to rights to “Intellectual Property” within the meaning, and for purposes of, Title 11, § 365(n) of the United States Code, or any replacement provision therefore, and that the rights and obligations of the Licensor relating to such licenses are personal.

17.0	LICENSOR PERSONNEL

17.1	Required Compliance with Agreement.

Licensor will require Licensor Personnel to comply with the applicable terms of this Agreement.

17.2	Removal.

Sprint may require Licensor to remove any one or more of Licensor’s Personnel from providing Services to Sprint. If Sprint requests the removal of one of Licensor’s Personnel within [* * *] days of when the

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

particular Licensor Personnel began providing Services to Sprint, Sprint is not obligated to pay for any of the Services provided by the Licensor Personnel. But if Sprint requests the removal of the Licensor Personnel more than [* * *] days after the Licensor Personnel began providing Services, Sprint will only be obligated to pay for Services provided by the Licensor Personnel before Sprint made its request for removal.

17.3	No Unauthorized Subcontractors.

Licensor may not subcontract any portion of the Services without Sprint’s prior written approval, and Licensor will remain fully liable for the work performed by, and for the acts and omissions of, Licensor’s approved subcontractors.

17.4	Laws and Regulations.

Licensor will comply with all laws, orders, codes and regulations in its performance of this Agreement.

17.5	Safety.

Licensor must immediately notify Sprint by telephone (followed by written confirmation within 24 hours) of any Software Product that fails to comply with any applicable safety rules or standards of any government agency or that contains a defect that could present a substantial risk to the health of the public or the environment.

17.6	Weapons Prohibition.

Licensor Personnel are prohibited from carrying weapons or ammunition onto Sprint’s premises or using or carrying weapons while performing Services or attending Sprint-sponsored activities. Licensor further agrees to comply with any postings or notices located at Sprint’s premises regarding safety, security or weapons.

17.7	Background Checks.

Licensor will perform, to the extent consistent with its standard corporate practices and subject to all relevant legal restrictions, commercially reasonable background checks on all Licensor Personnel assigned to provide Services under this Agreement. Licensor Personnel assigned to provide Services on Sprint premises under this Agreement may not have had, to Licensor’s knowledge, a positive drug test for a controlled substance or a felony conviction. Licensor also specifically acknowledges that using, possessing, distributing or being under the influence of alcohol, or an illegal or illicit drug, while on duty on Sprint premises or in Sprint vehicles is prohibited.

17.8	Security Requirements and Access.

Licensor will adhere to Sprint security requirements. Security access rights to Sprint premises will be designated by Sprint according to Sprint’s security guidelines. Licensor will abide by all procedures and policies applicable to Sprint premises access rights. All Licensor Personnel will receive a security badge from Sprint before performing any Services on Sprint’s premises and will be required to wear the badge at all times while on Sprint’s premises.

17.9	Investigations.

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

Any security breach will be referred to Sprint’s Corporate Security. Licensor must make Licensor Personnel available to Sprint for purposes of investigating accidents or incidents.

18.0	CONFIDENTIAL INFORMATION

18.1	General.

Each party acknowledges that while performing its obligations under this Agreement it may have access to Confidential Information of the other party.

18.2	Confidentiality.

This Agreement creates a confidential relationship between Sprint and Licensor. Each party will keep Confidential Information of the other confidential and will only use such Confidential Information to perform their respective obligations under this Agreement; including allowing a parties’ respective attorneys and accountants access to Confidential Information of the other party solely for the purposes of representing and advising the applicable party under this Agreement. Upon cessation of work, or upon written request, each party will return or destroy all Confidential Information of the other. Sprint reserves the right to require upon 5 days’ notice that Licensor’s employees with access to Confidential Information sign Schedule 18.2.

18.3	SEC Compliance.

If any material non-public information is disclosed, the receiving party agrees that it will comply with SEC Regulation Fair Disclosure, and refrain from trading the disclosing party’s stock until that material non-public information is publicly disseminated.

18.4	Exceptions.

Confidential Information does not include information that is:

a)	rightfully known to the recipient prior to negotiations leading up to this Agreement;
b)	independently developed by the recipient without any reliance on Confidential Information of the other party;
c)	part of the public domain or is lawfully obtained by the recipient from a third party not under an obligation of confidentiality; or
d)	required to be disclosed by law or legal process, so long as the recipient uses reasonable efforts to cooperate with the disclosing party in limiting disclosure.

18.5	Third Party Confidential Information.

Neither party will disclose to the other any Confidential Information of a third party without the consent of such third party.

18.6	No Publicity.

Licensor will not, without Sprint Corporate Communication’s prior written consent, make any news release, public announcement, denial or confirmation of this Agreement, its value, or its terms and conditions, or in any other manner advertise or publish this Agreement, its value, or its terms and conditions. Nothing in this Agreement is intended to imply that Sprint will agree to any publicity whatsoever, and Sprint may, in its sole discretion, withhold its consent to any publicity.

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

18.7	Injunctive Relief.

Each party agrees that the wrongful disclosure of Confidential Information may cause irreparable injury that is inadequately compensable in monetary damages. Accordingly, either party may seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section 18.0, in addition to any other remedies in law or equity.

19.0	INSURANCE

19.1	Required Insurance Coverage.

Licensor will obtain and keep in force during the term of this Agreement not less than the following insurance:

a)	Commercial General Liability insurance, including bodily injury, property damage, personal and advertising injury liability, and contractual liability covering operations, independent contractor and products/completed operations hazards, with limits of not less than $1,000,000 combined single limit per occurrence and $2,000,000 annual aggregate, naming Sprint, its officers, directors and employees as additional insureds;

b)	Workers’ Compensation as provided for in any jurisdiction where work is performed by Licensor Personnel who are engaged in the performance of Services under this Agreement with an Employer’s Liability limit of not less than $1,000,000 for bodily injury by accident or disease;

c)	Business Auto insurance covering owned, non-owned and hired autos with limit of not less than $1,000,000 combined single limit per accident for bodily injury and property damage liability, naming Sprint, its officers, directors, and employees as additional insureds; and

d)	Umbrella/Excess Liability with limits of not less than $2,000,000 combined single limit in excess of the above-referenced Commercial General Liability, Employer’s Liability and Business Auto Liability.

19.2	Certificates of Insurance.

All required insurance policies must be taken out with financially reputable insurers reasonably acceptable to Sprint and licensed to do business in all jurisdictions where Services are provided under this Agreement. Licensor will provide Sprint, upon request, with a certificate of insurance, satisfactory in form and content to Sprint, evidencing that all the required coverages are in force and have been endorsed to provide that no policy will be canceled or materially altered without first giving Sprint 30 days’ prior notice.

19.3	No Liability Limit.

The thresholds and requirements of this Section 19.0 do not limit Licensor’s liabilities in any way.

20.0	DISPUTE RESOLUTION

20.1	Option to Negotiate Disputes.

The parties may, but are not obligated to, resolve any issue, dispute, or controversy arising out of or relating to this Agreement using the following procedures. Any party may give the other party notice of any dispute not resolved in the normal course of business. Within 10 days after delivery of such notice, representatives of both parties may meet at a mutually acceptable time and place, and thereafter as often as they reasonably

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deem necessary, to exchange relevant information and to attempt to resolve the dispute by the respective representatives of both parties within the time frames below:

	Sprint (Title)	Seven Networks, Inc. (Title)

Within 10 days	Product Manager [* * *]	[* * *] Director, Sales Phone:[***]
Within 20 days	Director, Product Development [* * *]	[* * *] Associate General Counsel Phone: [* * *]
Within 30 days	Vice President, Product Development [***]	[***] General Counsel Phone: [* * *]

If a party intends to be accompanied at a meeting by an attorney, the other party will be given at least 2 business days’ notice of such intention and may also be accompanied by an attorney. All negotiations pursuant to this Section 20.1 are confidential and will be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and State Rules of Evidence.

20.2	Continuing Performance.

Licensor will continue performance during the pendency of any dispute, unless Sprint terminates this Agreement under Section 11.0.

20.3	Forum Selection.

Any court proceeding brought by either party must be brought, as appropriate, in Kansas District Court located in Johnson County Kansas, or in the United States District Court for the District of Kansas in Kansas City, Kansas. Each party agrees to personal jurisdiction in either court.

20.4	Waiver of Jury Trial.

EACH PARTY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY COURT ACTION ARISING AMONG THE PARTIES, WHETHER UNDER THIS AGREEMENT OR OTHERWISE RELATED TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

If for any reason the jury waiver is held to be unenforceable, the parties agree to binding arbitration for any dispute arising out of this Agreement or any claim arising under any federal, state or local statutes, laws or regulations, under the applicable commercial rules of the American Arbitration Association and 9 U.S.C. § 1, et. seq. Discovery in the arbitration will be governed by the local rules applicable in the United States

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

District Court for the Southern District of New York. In the event of arbitration, the parties will retain their right to injunctive relief in any court of competent jurisdiction.

The agreement of each party to waive its right to a jury trial will be binding on its successors and assignees.

21.0	General

21.1	Notices

Unless otherwise provided, notices provided under this Agreement must be in writing and delivered by (i) certified mail, return receipt requested, (ii) hand delivered, (iii) facsimile with receipt of a “Transmission OK” acknowledgment, (iv) e-mail, or (v) delivery by a reputable overnight carrier service (in the case delivery by facsimile or e-mail the notice must be followed by a copy of the notice being delivered by a means provided in (i), (ii) or (v)). The notice will be deemed given on the day the notice is received. In the case of notice by facsimile or e-mail, the notice is deemed received at the local time of the receiving machine, and if not received, then the date the follow-up copy is received. Notices must be delivered to the following addresses or at such other addresses as may be later designated by notice:

Sprint:	Seven Networks, Inc.
Sprint Manager, IT Product Development Support Phone: [* * *] Fax: [* * *]	[* * *] Accounts Specialist Phone: [* * *] Fax: [* * *]

With a copy to: Sprint Director, Procurement Law Group [* * *] [* * *] Fax: [* * *]	With a copy to: Accounting Phone: [* * *] Fax: [* * *]

21.2	Materials Lien.

Licensor will promptly pay for all services, materials, equipment and labor used under this Agreement and will keep Sprint premises free of claims or liens by Licensor’s subcontractors.

21.3	Business Conduct Code.

Licensor agrees to conduct business with Sprint in an ethical manner that is consistent with the applicable provisions of The Sprint Principles of Business Conduct for Consultants, Contractors and Suppliers, which Licensor acknowledges has been provided to Licensor as a reference.

21.4	Assignment.

*	This material has been omitted pursuant to a request for confidential treatment and such material has been filed separately with the Commission.

Sprint Proprietary Information

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Sprint may assign any of its rights or this Agreement or any Contract Order or delegate any of its obligations to any Sprint Affiliate without the consent of Licensor. If Sprint sells or otherwise divests itself of a business unit or other portion of its business, Sprint may assign any of its rights or assign this Agreement or any Contract Order or delegate its obligations to the acquiring or assuming entity without the consent of Licensor. Otherwise, notwithstanding anything to the contrary in this Agreement, either party may assign any of its rights or assign this Agreement or any Contract Order or delegate any of its obligations only with the prior written consent of the other party; provided that subject to Sprint’s right of termination in Section 11.4, Licensor may assign this Agreement without consent, upon written notice to Sprint, to an acquirer of all or substantially all of the party’s equity, assets or business. No assignment will relieve Licensor of its obligations under this Agreement. This Agreement is binding upon and enforceable by each party’s permitted successors and assigns. Any assignment in violation of this Section 21.4 is null and void.

21.5	Independent Contractors.

Licensor and Licensor Personnel are independent contractors for all purposes and at all times. Licensor has the responsibility for, and control over, the means and details of performing the Services. Licensor will provide all tools, materials, training, hiring, supervision, work policies and procedures, and will be responsible for compensation, discipline and termination of Licensor Personnel. Licensor is responsible for the payment of wages, salaries, fringe benefits and other compensation to Licensor Personnel, including without limitation, contributions to any employee benefit, medical or savings plan and for all payroll taxes, including without limitation withholding obligations. Neither Licensor nor Licensor Personnel have any authority to act on behalf of or to bind Sprint to any obligation.

21.6	Governing Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES ARE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES.

THIS AGREEMENT WILL NOT BE GOVERNED OR INTERPRETED IN ANY WAY BY REFERRING TO ANY LAW BASED ON THE UNIFORM COMPUTER INFORMATION TRANSACTIONS ACT (UCITA), EVEN IF SUCH LAW IS ADOPTED IN NEW YORK. FURTHER, THE UNITED NATIONS CONVENTION ON CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS DOES NOT APPLY TO THIS AGREEMENT.

21.7	Waiver.

The waiver of a breach of any term or condition of this Agreement will not constitute the waiver of any other breach of the same or any other term

21.8	Severability.

If any provision of this Agreement is held to be unenforceable, the remaining provisions will remain in effect and the parties will negotiate in good faith a substantively comparable enforceable provision to replace the unenforceable provision.

21.9	Survival.

In addition to any other provisions that by their content are intended to survive the expiration or termination of this Agreement, Sections 4.0, 5.2-5.9, 9.5, 9.6, 11.0, 12.0, 14.0, 15.0, 16.0, 18.0, 20.0, 21.6, 21.9 and 21.10, and any outstanding rights to payment will survive the expiration or termination of this Agreement.

Sprint Proprietary Information

21.10	Sprint Marks.

Nothing in this Agreement grants Licensor the right to use any trademarks, tradenames or logos that are proprietary to Sprint. If Licensor is granted a right to use such marks, Licensor will do so only in strict compliance with Sprint guidelines provided by Sprint.

21.11	Remedies.

All rights and remedies of the parties under this Agreement, in law or at equity, are cumulative and may be exercised concurrently or separately. The exercise of any one remedy will not be an election of that remedy to the exclusion of other remedies.

21.12	Federal Acquisition Regulations; Executive Purchase Order 11246.

If Sprint determines that a Contract Order supports specific requirements included in a contract or subcontract between Sprint and the federal government, Licensor will be subject to certain federal acquisition regulations, such as requirements related to equal opportunity and affirmative action for Vietnam era veterans, and Executive Order 11246, only to the extent that Licensor is notified of such regulations and requirements prior to accepting such Contract Order. Licensor will comply with the applicable laws as soon as it receives notice from Sprint or otherwise learns of its obligations under the applicable laws. Licensor will be subject only to those laws that must be included in all subcontracts as a matter of law.

21.13	Diversity.

Sprint’s supplier diversity policy requires that small, minority, women or disabled veteran enterprises should have the maximum practicable opportunity to participate in providing goods and services to Sprint. At Sprint’s request, Licensor will provide information to Sprint concerning Licensor’s status as a small, minority, women or disabled veteran enterprise or Licensor’s use of such enterprises as subcontractors, and, concurrent with the execution of this Agreement, Licensor will complete Sprint’s Supplier Certification Form. Sprint may terminate this Agreement and any Contract Order if Licensor fails to provide such information or complete Sprint’s Supplier Certification Form.

21.14	Executive Briefings.

Licensor will provide executive briefings at least twice a year, at Licensor’s expense, to discuss new product plans and features for the Software Product. Within 90 days after execution of this Contract Order, each party will designate representatives who will attend these briefings.

21.15	Export Restrictions.

Sprint acknowledges that the Software Products are subject to the United States export control laws. Sprint will comply with all applicable export laws, obtain any applicable export licenses and will not export or re-export any part of the Software Products to any country in violation of such restrictions, or any country that may be subject to an embargo by the United States.

21.16	Construction.

This Agreement will not be construed against either party due to authorship.

21.17	Time of the Essence.

Time is of the essence for performance of all of Licensor’s obligations under any Contract Order which expressly states that time is of the essence.

Sprint Proprietary Information

21.18	Entire Agreement; Modifications, Inconsistencies.

This Agreement, the Schedules and the Contract Orders constitute the entire agreement of the parties as to the Software Product and Services contained in the Contract Orders and supersede all prior or contemporaneous agreements, proposals, inquiries, commitments, discussions and correspondence, whether written or oral. This Agreement and any Schedule or Contract Order may not be amended or modified except in writing signed by a duly authorized representative of each party. Any provision contained on Licensor’s web site, product schedule or other ordering document, or contained in any “shrinkwrap” or “clickwrap” agreement will have no force or effect if such provision conflicts with the terms of this Agreement, the Schedules or Contract Orders. If there is an inconsistency between the terms of this Agreement and the terms of any Schedule or Contract Order, the terms of the Schedule or Contract Order will control.

SIGNED:

SPRINT SPECTRUM L.P.	SEVEN NETWORKS, INC.

/s/ Paul S. Reddick	/s/ Bill Nguyen

Name: Paul S. Reddick	Name: Bill Nguyen
Title: VP Business Development	Title: CEO
Date: 1.7.02	Date: 1.7.02

Sprint Proprietary Information

SCHEDULE 18.2

NON-DISCLOSURE AGREEMENT

I,             (Employee name)                        , have read and acknowledge the Proprietary Information limitations and requirements in the Supplier/Sprint Agreement dated                     , 200    . I agree, as consideration of my employment with Supplier, to abide by all terms of the Agreement and to protect any and all Proprietary Information that may be disclosed to me in my capacity as an employee of             (Supplier)                     as required by the Agreement.

EMPLOYEE [Address]

By:

Name:

Title:

Date:

Sprint Proprietary Information